Exhibit 99.1

July 22, 2009                                                                                                           FOR IMMEDIATE RELEASE

RAYMOND JAMES FINANCIAL, INC.
ANNOUNCES THIRD QUARTER RESULTS

ST. PETERSBURG, Fla. – Raymond James Financial, Inc. today reported a 39 percent decrease from the prior year’s quarterly net income to $42,595,000, or $0.36 per diluted share, for the third quarter ended June 30, 2009. In comparison, the firm earned $69,938,000, or $0.59 per diluted share, for the third quarter of fiscal year 2008. Net revenues decreased 16 percent to $624,799,000, while gross revenues decreased 22 percent to $632,252,000. Comparisons with the immediately preceding quarter were far more favorable as net income was up 600 percent on a 6 percent increase in net revenues.
“The market rally in the June quarter was sufficient to generate a material increase in profits from the second quarter, but not nearly enough to emulate the record revenues and net income attained in last year’s comparable quarter. Like the rest of corporate America, improved short-term profit results don’t reflect much revenue growth, symptomatic of the continuing deep recession,” stated Chairman and CEO Thomas A. James.
“In the non-bank aspects of our business, although securities commissions and fees were down 16 percent from last year’s remarkable June quarter, they were up 10 percent from the March quarter. Similarly, Investment Banking revenues increased 14 percent from the preceding quarter but trailed last year by 43 percent. The Fixed Income department continued its outstanding performance and enabled trading profits to exceed both last year’s and the preceding quarter’s very good results. As a reminder, we don’t maintain large proprietary inventories. Instead, trading results reflect excellent transaction volumes as well as a general increase in fixed income securities prices. I would conclude that this performance is indicative of the ability of our results to improve when market conditions and the general economy return to health.
       “Raymond James Bank returned to profitability in the quarter as pre-tax profits were $27.4 million in spite of $29.8 million in loan loss provision expense. That figure compares to a $75 million provision expense last quarter, which was abnormally high relative to the experience in prior quarters due to unprecedented problems in the commercial real estate sector. The allowance for loan losses as a percentage of total loans increased from 1.84 percent to 1.90 percent in the quarter. Although quarterly profits were 28 percent below last year’s outstanding results, they represent a dramatic improvement from last quarter’s $12.4 million pre-tax loss. As larger banks’ recent results and announcements indicate, we expect loan losses to continue until the general economy improves. However, Raymond James Bank’s performance remains superior to most of the larger banks and our stress test results would suggest that its cumulative operating results should be profitable over the next two years, subject to the general assumption that economic conditions will not erode materially from current levels. Given Raymond James Bank’s relatively small size, quarter-to-quarter net income can be volatile. In light of the economic scenario, we added $35 million in additional capital to that segment in the quarter. We have also elected not to replace all loan payoffs, thereby reducing loans outstanding by $475 million during the quarter. Our plan is to achieve and maintain a ratio of total bank capital to risk-weighted assets in a range of approximately 11.5 to 12.5 percent. After that ratio is achieved, we will begin to grow the bank consistent with increases in its retained earnings,” James continued.
“My best guess is that volatility in the market will continue to be high by historical standards and that the general economic recovery will be protracted given the damage to the financial sector and the overall economy. During the June quarter, we added 150 financial advisors, which resulted in a total of 5,333 retail and institutional financial advisors. As we have continued to add producing personnel of all types aggressively, we are poised to participate in the recovery as it occurs.”
     The company will conduct its quarterly conference call Thursday, July 23, at 8:15 a.m. EDT. Please logon to raymondjames.com/analystcall for a listen-only live audio webcast. The subjects to be covered may include forward-looking information. Questions may be posed to management by participants on the call, and in response the company may disclose additional material information.
Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three wholly owned broker/dealers, (Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd.) and Raymond James Investment Services Limited, a majority-owned independent contractor subsidiary in the United Kingdom, have more than 5,300 financial advisors serving approximately 1.8 million accounts in approximately 2,300 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $196 billion, of which approximately $29 billion are managed by the firm’s asset management subsidiaries.
To the extent that Raymond James makes or publishes forward-looking statements (regarding economic conditions, management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2008 annual report on Form 10-K and quarterly report for the quarters ended December 31, 2008, and March 31, 2009, on Form 10-Q, which are available on raymondjames.com and sec.gov.

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July 22, 2009                                                                                                           Raymond James Financial, Inc.

Raymond James Financial, Inc.
Unaudited Financial Data
For the third quarter ended June 30, 2009
(all data in thousands, except per share earnings)

	Third Quarter			Nine Months
	2009	2008	% Change	2009	2008	% Change
Gross revenues	$632,252	$808,748	(22%)	$1,924,496	$2,445,073	(21%)
Net revenues	624,799	742,024	(16%)	1,878,408	2,119,538	(11%)
Net income	42,595	69,938	(39%)	109,781	185,970	(41%)

Net income per share - diluted	0.36	0.59	(39%)	0.93	1.56	(40%)

Weighted average common
and common equivalent shares
outstanding - diluted	119,460	118,272		118,411	119,212

	Balance Sheet Data

	June	March	December	June
	2009	2009	2008	2008
Total assets	$ 17.8 bil.	$ 18.1 bil.	$ 18.3 bil.	$ 18.3 bil.
Shareholders' equity	$1,962 mil.	$1,896 mil.	$1,865 mil.	$1,847 mil.
Book value per share	$16.58	$16.05	$15.96	$15.95

	Management Data
		Quarter Ended
	June	March	December	June
	2009	2009	2008	2008
Total financial advisors:
United States	4,749	4,616	4,559	4,453
Canada	469	459	436	374
United Kingdom	115	108	101	86
Total	5,333	5,183	5,096	4,913

# Lead managed/co-managed:
Corporate public offerings in U.S.	32	10	3	18
Corporate public offerings in Canada	6	1	3	7

Financial assets under management	$ 28.6 bil.	$ 26.1 bil.	$ 28.3 bil.	$ 36.0 bil.

Raymond James Bank Total Assets	$ 8.3 bil.	$ 9.1 bil.	$ 9.5 bil.	$ 8.3 bil.

Client Assets	$ 196 bil.	$ 172 bil.	$ 170 bil.	$ 212 bil.
Client Margin Balances	$1,187 mil.	$1,089 mil.	$1,168 mil.	$1,675 mil.

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	Three Months Ended
	June 30,	June 30,		March 31,
	2009	2008	% Change	2009	% Change
	(in 000’s)
Revenues:
Private Client Group	$ 370,719	$ 485,672	(24%)	$ 351,042	6%
Capital Markets	138,524	147,114	(6%)	124,013	12%
Asset Management	35,398	59,416	(40%)	46,181	(23%)
RJBank	80,747	96,222	(16%)	83,336	(3%)
Emerging Markets	3,208	10,389	(69%)	3,097	4%
Stock Loan/Borrow	2,361	6,728	(65%)	2,607	(9%)
Proprietary Capital	9,881	16,147	(39%)	(639)	1,646%
Other	3,203	4,320	(26%)	298	975%
Intersegment Eliminations	(11,789)	(17,260)	32%	(13,524)	13%
Total	$ 632,252	$ 808,748	(22%)	$ 596,411	6%

Pre-tax Income:
Private Client Group	$ 18,321	$ 34,909	(48%)	$ 11,681	57%
Capital Markets	20,224	27,253	(26%)	15,982	27%
Asset Management	6,691	14,215	(53%)	4,904	36%
RJBank	27,406	37,957	(28%)	(12,416)	321%
Emerging Markets	(1,311)	(271)	(384%)	(2,289)	43%
Stock Loan/Borrow	885	1,893	(53%)	847	4%
Proprietary Capital	(308)	5,855	(105%)	(502)	39%
Other	401	(6,693)	106%	(5,289)	108%
Pre-tax Income	$ 72,309	$ 115,118	(37%)	$ 12,918	460%

	Nine Months Ended
	June 30,	June 30,
	2009	2008	% Change
	(in 000’s)
Revenues:
Private Client Group	$ 1,136,305	$ 1,525,135	(25%)
Capital Markets	391,243	386,146	1%
Asset Management	132,870	184,702	(28%)
RJBank	273,322	303,945	(10%)
Emerging Markets	10,628	33,270	(68%)
Stock Loan/Borrow	8,258	29,015	(72%)
Proprietary Capital	9,780	18,560	(47%)
Other	4,587	19,378	(76%)
Intersegment Eliminations	(42,497)	(55,078)	23%
Total	$ 1,924,496	$ 2,445,073	(21%)

Pre-tax Income:
Private Client Group	$ 62,587	$ 144,227	(57%)
Capital Markets	50,495	36,381	39%
Asset Management	20,669	47,552	(57%)
RJBank	69,616	78,622	(11%)
Emerging Markets	(4,065)	(1,720)	(136%)
Stock Loan/Borrow	2,955	4,827	(39%)
Proprietary Capital	(1,354)	4,578	(130%)
Other	(14,012)	(10,774)	(30%)
Pre-tax Income	$ 186,891	$ 303,693	(38%)

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RAYMOND JAMES FINANCIAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(UNAUDITED)
Quarter-to-Date
(in thousands, except per share amounts)
	Three Months Ended
	June 30,	June 30,	%	March. 31,	%
	2009	2008	Change	2009	Change
Revenues:
Securities commissions and fees	$ 405,925	$ 483,225	(16%)	$ 369,705	10%
Investment banking	20,586	36,236	(43%)	18,001	14%
Investment advisory fees	27,558	51,492	(46%)	38,961	(29%)
Interest	98,037	156,935	(38%)	108,073	(9%)
Net trading profits	13,272	11,100	20%	12,766	4%
Financial service fees	30,909	31,774	(3%)	30,805	-
Other	35,965	37,986	(5%)	18,100	99%

Total Revenues	632,252	808,748	(22%)	596,411	6%
Interest Expense	7,453	66,724	(89%)	6,744	11%
Net Revenues	624,799	742,024	(16%)	589,667	6%

Non-Interest Expenses:
Compensation, commissions and benefits	406,809	490,479	(17%)	391,902	4%
Communications and information processing	26,690	30,899	(14%)	29,956	(11%)
Occupancy and equipment costs	26,299	26,102	1%	24,945	5%
Clearance and floor brokerage	8,377	7,969	5%	7,464	12%
Business development	18,652	24,527	(24%)	18,817	(1%)
Investment advisory fees	7,114	12,997	(45%)	7,222	(1%)
Bank loan loss provision	29,790	12,366	141%	74,979	(60%)
Other	24,378	21,992	11%	28,156	(13%)
Total Non-Interest Expenses	548,109	627,331	(13%)	583,441	(6%)

Minority Interest	4,381	(425)	1,131%	(6,692)	165%

Income before provision for income taxes	72,309	115,118	(37%)	12,918	460%

Provision for income taxes	29,714	45,180	(34%)	6,825	335%

Net Income	$ 42,595	$ 69,938	(39%)	$ 6,093	599%
Net Income per share-basic	$ 0.36	$ 0.60	(40%)	$ 0.05	620%
Net Income per share-diluted	$ 0.36	$ 0.59	(39%)	$ 0.05	620%
Weighted average common shares
outstanding-basic	118,177	115,633		117,391
Weighted average common and common
equivalent shares outstanding-diluted	119,460	118,272		118,580

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RAYMOND JAMES FINANCIAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(UNAUDITED)
Year-to-Date
(in thousands, except per share amounts)
	Nine Months Ended
	June 30,	June 30,	%
	2009	2008	Change
Revenues:
Securities commissions and fees	$ 1,193,855	$ 1,437,327	(17%)
Investment banking	59,320	87,323	(32%)
Investment advisory fees	110,954	161,416	(31%)
Interest	349,722	561,199	(38%)
Net trading profits	35,213	5,256	570%
Financial service fees	94,849	97,512	(3%)
Other	80,583	95,040	(15%)

Total Revenues	1,924,496	2,445,073	(21%)
Interest Expense	46,088	325,535	(86%)
Net Revenues	1,878,408	2,119,538	(11%)

Non-Interest Expenses:
Compensation, commissions and benefits	1,217,965	1,434,389	(15%)
Communications and information processing	91,869	93,140	(1%)
Occupancy and equipment costs	77,679	71,600	8%
Clearance and floor brokerage	24,429	23,648	3%
Business development	62,193	70,130	(11%)
Investment advisory fees	24,058	38,490	(37%)
Bank loan loss provision	129,639	36,299	257%
Other	71,003	51,253	39%
Total Non-Interest Expenses	1,698,835	1,818,949	(7%)

Minority Interest	(7,318)	(3,104)	(136%)

Income before provision for income taxes	186,891	303,693	(38%)
Provision for income taxes	77,110	117,723	(34%)

Net Income	$ 109,781	$ 185,970	(41%)
Net Income per share-basic	$ 0.94	$ 1.59	(41%)
Net Income per share-diluted	$ 0.93	$ 1.56	(40%)
Weighted average common shares
outstanding-basic	117,239	116,573
Weighted average common and common
equivalent shares outstanding-diluted	118,411	119,212

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RAYMOND JAMES BANK

Raymond James Bank, FSB (RJ Bank) is a federally chartered savings bank, regulated by the Office of Thrift Supervision, which provides residential, consumer and commercial loans, as well as FDIC-insured deposit accounts, to clients of Raymond James Financial, Inc. (RJF) broker-dealer subsidiaries and to the general public. RJ Bank also purchases residential whole loan packages to hold for investment and is active in bank participations and corporate loan syndications. RJ Bank operates from a single branch location adjacent to the Raymond James headquarters complex in St. Petersburg, Florida. RJ Bank’s deposits consist predominately of cash balances swept from the client investment accounts carried by Raymond James & Associates, Inc. (RJ&A) in the Raymond James Bank Deposit Program (RJBDP).

Corporate & Commercial Real Estate Loan Portfolio

RJ Bank's corporate and commercial real estate loan portfolio is comprised of project finance real estate loans and commercial lines of credit and term loans. Approximately 90 percent of loans are participations in Shared National Credits agented by approximately 30 different financial institutions with whom RJ Bank has a relationship. RJ Bank is sometimes involved in the initial syndication of the loan at inception and some of these loans have been purchased in secondary trading markets. Regardless of the source, all loans are independently underwritten to RJ Bank credit policies, are subject to loan committee approval, and credit quality is continually monitored by corporate lending staff. The corporate lending staff has direct access and a regular dialogue with the borrower’s management team. Approximately one-third of the corporate borrowers also have a capital markets relationship with RJ&A. More than half of RJ Bank's corporate borrowers are public companies and nearly two-thirds have annual EBITDA greater than $50 million. RJ Bank's corporate loans are generally secured by all assets of the borrower and in some instances are secured by mortgages on specific real estate. In a limited number of transactions, loans in the portfolio are extended on an unsecured basis. There are no subordinated loans or mezzanine financings in the corporate loan portfolio. RJ Bank has experienced some credit quality deterioration in its commercial real estate loan portfolio in light of current economic conditions, leading to higher loan loss provision expense, as well as increasing levels of nonperforming loans and charge-offs. Credits in the commercial real estate sector, residential acquisition & development sector, and those credits tied to consumer spending have been particularly impacted.

Residential Loan Portfolio

RJ Bank's residential loan portfolio consists primarily of first mortgage loans originated by RJ Bank via referrals from RJF Private Client Group financial advisors, and first mortgage loans purchased by RJ Bank originated by select large financial institutions. These purchased mortgage loans represent over 90 percent of RJ Bank's residential portfolio. All of RJ Bank's residential loans adhere to strict RJ Bank underwriting parameters pertaining to credit score and credit history, debt-to-income ratio of the borrower, loan-to-value (LTV), and combined LTV (including second mortgage/ home equity loans). On average, three-fourths of the purchased residential loans are re-underwritten with new credit information and valuations, if warranted, by RJ Bank staff prior to purchase, with the remainder coming from long-standing sources and meeting extremely high credit criteria. Approximately 90 percent of the residential loans are fully documented loans to owner-occupant borrowers. Approximately 70 percent of RJ Bank's residential loan portfolio are adjustable rate mortgage (ARM) loans with interest-only payments based on a fixed rate for an initial period of the loan, typically 3-5 years, then become fully amortizing, subject to annual and lifetime interest rate caps. RJ Bank does not originate or purchase option ARM loans with negative amortization, payment options, reverse mortgages, or other types of exotic loan products. Loans with deeply discounted teaser rates are not originated or purchased. Adjustable mortgage rate resets in the next six months are expected to be at rates similar to or lower than the current loan rates. RJ Bank has a long history with these types of loans. Originated 15 or 30-year fixed rate mortgages are typically sold to correspondents and only retained on an exception basis. All of RJ Bank’s first mortgage loans are serviced by the seller or by third party professional firms.

Asset Quality

During the quarter, the Allowance for Loan Losses (ALL) increased as a percentage of total loans from 1.84% to 1.90%. The absolute dollars in the ALL decreased slightly during the quarter; therefore the percentage increase was primarily a result of the overall reduction in outstanding loans during the quarter. Loan loss provision expense for the quarter was $29.8 million, compared to the previous quarter’s provision expense of $75.0 million. The substantially lower provision expense was driven by a smaller increase in nonperforming loans and fewer loan charge-offs taken against the ALL. Nonperforming loans increased by $7.8 million during the quarter, compared to the prior quarter’s increase of $78.7 million. Nonperforming loans were affected by the sale of RJ Bank’s largest nonperforming loan during the quarter ($27.2 million), however, loans newly classified as nonperforming more than offset the sale of the asset. Net loan charge-offs for the quarter were $34.1 million, compared to the prior quarter’s $39.8 million. More than one-third of the charge-offs taken were associated with the sale of the nonperforming loan mentioned above. The asset balance in Other Real Estate Owned decreased by $2.7 million during the quarter, driven by a $1.4 million write-down on one corporate property and a net decrease of three residential properties.

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Investments

RJ Bank’s investment portfolio consists of mortgage securities, Federal Home Loan Bank (FHLB) stock and a very small Community Reinvestment Act investment. About 45 percent of the portfolio is invested in relatively short average-life floating rate government agency securities. Most of the remaining mortgage-backed securities portfolio is comprised of private label collateralized mortgage obligations (CMO). These CMO securities were purchased based on the underlying loan characteristics such as loan-to-value ratio, credit scores, property type, location and the current level of credit enhancement. Current characteristics of each security owned such as delinquency and foreclosure levels, credit enhancement, projected losses and coverage are reviewed monthly by management.

All mortgage securities are classified as Available for Sale and the fair value reported includes an aggregate pretax unrealized loss of $120 million. These securities have experienced losses in fair value due to ongoing uncertainty and continued illiquidity in the markets and a significant widening of interest rate spreads. Certain securities were considered to be other-than-temporarily impaired (OTTI) as of June 30, 2009. Even though there is no intent to sell these securities and it is highly unlikely the securities will be required to be sold, RJ Bank does not expect to recover the entire amortized cost basis of these securities, and therefore, recorded $1.5 million of OTTI loss in other revenue during the quarter. This is based on RJ Bank’s evaluation of the performance and underlying characteristics of the securities including the level of current and estimated credit losses relative to the level of credit enhancement which are subject to change depending on a number of factors such as economic conditions, changes in home prices, delinquency and foreclosure statistics, among others.

Regulatory Capital
At June 30, 2009, RJ Bank’s estimated total regulatory capital is $858 million and the related estimated ratios are as follows: Total Capital (to Risk-Weighted Assets) of 11.4%, Tier I Capital (to Risk-Weighted Assets) of 10.2%, and Tier I Capital (to Adjusted Assets) of 9.0%.

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$ in 000s UNAUDITED	Three Months	Three Months	Three Months	Three Months	Three Months
	Ending	Ending	Ending	Ending	Ending
	6/30/2009	3/31/2009	12/31/2008	9/30/2008 [10]	6/30/2008
Net Revenues[1]	$77,164	$79,677	$93,455	$66,313	$62,451
Net Interest Income	$75,608	$83,987	$94,463	$68,477	$63,922
Net Income (Loss)	$17,606	$(7,586)	$34,343	$21,372	$24,036
Loan Loss Provision Expense	$29,790	$74,979	$24,870	$18,450	$12,366
Net Charge-offs	$34,106	$39,776	$6,885	$7,876	$ 5,003
Net Interest Margin
(% Earning Assets)	3.48%	3.67%	3.92%	3.13%	3.09%
Net Interest Spread
(IEA Yield - COF)	3.46%	3.66%	3.89%	3.03%	2.99%

	As of	As of	As of	As of	As of
	6/30/2009	3/31/2009	12/31/2008	9/30/2008[10]	6/30/2008
Total Assets	$8,311,838	$9,103,725	$9,450,337	$11,356,939	$8,339,757
Adjusted Total Assets[2]				$9,396,939
Total Loans, Net	$7,075,572	$7,549,950	$7,676,791	$7,095,227	$6,680,362
Total Deposits	$7,637,558	$8,369,092	$8,792,982	$8,774,457	$7,746,139
Raymond James Bank Deposit
Program Deposits (RJBDP)[3]	$7,364,126	$8,081,425	$8,513,887	$8,481,964	$7,470,645
Available for Sale Securities,
at Market Value	$537,143	$538,438[12]	$467,838	$577,926	$619,153
Net Unrealized Loss on Available
For Sale Securities, Before Tax	$(119,545)	$(146,858)[12]	$(173,539)	$(88,941)	$(58,849)
Tangible Common Equity/ Total
Assets[11]	8.28%	6.79%	6.34%	6.10%[9]	6.12%
Commercial Real Estate Loans[4]	$1,303,518	$1,407,342	$1,402,496	$1,188,677	$1,092,051
Corporate Loans	$3,280,800	$3,490,858	$3,528,370	$3,374,388	$3,109,823
Retail/Residential Loans[5]	$2,628,282	$2,793,093	$2,852,065	$2,620,317	$2,556,070
Allowance for Loan Losses	$137,028	$141,343	$106,140	$88,155	$77,582
Allowance for Loan Losses
(as % Loans)	1.90%	1.84%	1.36%	1.23%	1.15%
Nonperforming Loans[6]	$150,396	$142,638	$63,923	$58,164	$35,955
Other Real Estate Owned	$9,300	$12,010	$12,827	$4,144	$1,913
Total Nonperforming Assets[7]	$159,696	$154,648	$76,750	$62,308	$37,868
Nonperforming Assets
(as % Total Assets)	1.92%	1.70%	0.81%	0.66%[9]	0.45%
1-4 Family Residential Loans
over 30 days past due
(as % Residential Loans)	2.75%	2.21%	1.30%	1.02%	0.86%
Residential First Mortgage
Loan Weighted Average
LTV / FICO[8]	63%/751	63%/752	63%/ 751	64% / 750	65% / 749
1-4 Family Mortgage	6.4% CA	6.0% CA	5.9% CA	5.2% CA9	5.5% CA
Geographic Concentration	4.5% NY	4.2% NY	4.1% NY	3.3% NY9	3.3% NY
(top 5 states, dollars	3.4% FL	3.1% FL	3.0% FL	3.0% FL9	3.2% FL
outstanding as a	2.0% NJ	1.9% NJ	2.0% NJ	2.1% NJ9	2.3% NJ
percent of total assets)	1.4% VA	1.3% VA	1.3% VA	1.3% VA9	1.4% VA
Number of Corporate Borrowers	255	257	253	253	238
Corporate Loan Industry Concentration	3.9% Consumer Products/Services	3.9% Consumer Products/Services	3.7% Consumer Products/Services	3.3% Telecom[9]	4.0% Consumer Products/Services
(top 5 categories, dollars outstanding as a percent of total assets)	3.7% Healthcare (excluding hospitals)	3.6% Healthcare (excluding hospitals)	3.6% Telecom	3.2% Retail Real Estate[9]	3.7% Healthcare (excluding hospitals)
	3.6% Industrial Manufacturing	3.6% Industrial Manufacturing	3.5% Industrial Manufacturing	3.2% Consumer Products/Services[9]	3.5% Telecom
	3.5% Retail Real Estate	3.5% Retail Real Estate	3.3% Retail Real Estate	3.1% Industrial Manufacturing[9]	3.4% Retail Real Estate
	3.4% Hospitality	3.3% Hospitality	3.3% Healthcare (excluding hospitals)	3.0% Healthcare (excluding hospitals)[9]	3.2% Media Communications

1Net revenue equals gross revenue, which includes interest income and non-interest income (including securities losses), less interest expense. 2Data presents 9/30/08 total assets adjusted to exclude the $1.9 billion FHLB advance repaid on 10/1/08, and the $60 million return of capital to RJF on 10/2/08. See information in footnote 10 below for additional information. 3Beginning in October 2008, the RJBDP cash sweep option was temporarily discontinued to all new client accounts. 4Commercial Real Estate Loans are secured by non-owner occupied commercial real estate properties or their repayment is dependent upon the operation/sale of commercial properties. 5Residential Mortgage and Consumer Loans, net of unearned income and deferred expenses. 6Nonperforming Loans includes 90+ days Past Due plus Nonaccrual Loans. 7Includes Nonperforming Loans and Other Real Estate Owned. 8At origination. A small group of local loans representing less than 0.5% of residential portfolio excluded. 9Nonperforming Assets as well as Tangible Common Equity and Concentration ratios are presented as percent of Adjusted Total Assets (see note 2 above). 10On September 30, 2008, RJ Bank had advances outstanding at the FHLB Atlanta of $1.95 billion, which included $1.9 billion in overnight borrowing to meet point-in-time regulatory balance sheet composition requirements related to RJ Bank’s qualifying as a thrift institution. The latter action was discussed well in advance with the Office of Thrift Supervision. These borrowed funds were invested in qualifying assets and the necessary qualification was met. Prior to the advance, RJF infused $120 million additional capital into RJ Bank. After the advance was repaid on October 1, 2008, RJ Bank made a return of capital distribution of $60 million back to RJF on October 2, 2008. The September 30, 2008 results are presented on the previous page, along with adjusted assets excluding the borrowing and capital returned to RJF. 11Ratio presented in previous press releases was calculated as Tangible Common Equity to Risk-Weighted Assets. 12The Company elected to early adopt FASB Staff Position (“FSP”) No. FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” as well as FSP No. FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly,” and as a result, changed the valuation methodology used for certain available for sale securities. This change resulted in an increase in the fair value of those available for sale securities of approximately $18.6 million or 5% of the par value of the securities subject to the methodology change.

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